                                  Schedule 14A
                    Information Required in Proxy Statement
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (amendment no.  )

Filed by the Registrant.                                      ( x )
Filed by a Party other than the Registrant.                   (   )

Check the appropriate box:
(   ) Preliminary Proxy Statement
( x ) Definitive Proxy Statement
(   ) Definitive Additional Materials
(   ) Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12
(   ) Confidential, for use of the Commission only
      [as permitted by Rule 14a-6(e)(2)]

                        CINCINNATI FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
       [Name of Person(s) Filing Proxy Statement if other than Registrant]

--------------------------------------------------------------------------------
Payment of Filing Fee (Check the appropriate box):
 ( x ) No fee required.
 (   ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1)  Title of each class of securities to which transaction applies:
           ---------------------------------------------------------------------
       2)  Aggregate number of securities to which transaction applies:
           ---------------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           ---------------------------------------------------------------------
       4)  Proposed maximum aggregate value of transaction:
           ---------------------------------------------------------------------
       5)  Total fee paid:
           ---------------------------------------------------------------------
(   )  Fee paid previously with preliminary materials.
(   )  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:
           ---------------------------------------------------------------------
       2)  Form, Schedule or Registration Statement No.:
           ---------------------------------------------------------------------
       3)  Filing Party:
           ---------------------------------------------------------------------
       4)  Date
           ---------------------------------------------------------------------
       5)  Filed:
           ---------------------------------------------------------------------

                                                                   March 2, 1998





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To the Shareholders of Cincinnati Financial Corporation:

You are hereby notified that the Annual Meeting of Shareholders of Cincinnati Financial Corporation will be held at 9:30 a.m. on Saturday, April 4, 1998, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio, for the purpose of:

1. Electing five directors for terms of three years and one director for a term of two years;

2. Acting upon a proposal to amend the Corporation's Articles of Incorporation to increase the authorized shares of common stock to 200,000,000 shares; and

3. Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 9, 1998, will be entitled to vote at the meeting and at any adjournment thereof.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted as you want by completing, signing and mailing the enclosed form of proxy. Your interest and participation in the affairs of the Corporation are appreciated.


/s/ THEODORE F. ELCHYNSKI
Theodore F. Elchynski
Secretary

                        CINCINNATI FINANCIAL CORPORATION
                  P.O. Box 145496, Cincinnati, Ohio 45250-5496

                                 PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Cincinnati Financial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 4, 1998, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The proxy and this statement are being distributed to shareholders on March 2, 1998. The Annual Report for the fiscal year ended December 31, 1997, is also enclosed. Any shareholder giving a proxy may revoke it at any time before it is voted by a later proxy received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting or by voting the shares personally.

Only the holders of common stock of the Corporation of record at the close of business on February 9, 1998, are entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote. As of February 1, 1998, there were 55,539,685 shares outstanding. A majority of such holders present in person or by proxy is necessary for a quorum. The failure by a broker to return a proxy card will result in the shares covered by the proxy not being counted towards a quorum. As stated in the notice of meeting, an election will be held to fill the six vacancies which occur on the Board of Directors of the Corporation and a vote will be taken on a proposal to amend the Articles of Incorporation to increase the Corporation's authorized shares of common stock to 200,000,000. If this proposal is approved by the shareholders, the Board of Directors has announced its intention to declare a 3-for-1 split of the Corporation's outstanding shares (see Proposal to Increase Authorized Shares of Common Stock on page 13). A simple majority of votes cast is required to elect directors and an abstention or broker non-vote will not be the equivalent of a negative vote. The affirmative vote of two-thirds of all shares outstanding is required to approve the proposal to increase the authorized shares and an abstention or broker non-vote will be the equivalent of a negative vote.

Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will definitively count and tabulate the votes and determine and announce the results at the meeting. The Proxy Committee reserves the right not to vote any proxies which are altered in a manner not intended by the instructions contained in the proxy.

                             PRINCIPAL SHAREHOLDERS

The following table lists the persons who, to the best of the Corporation's knowledge, are "beneficial owners" (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's common stock at December 31, 1997.

     Name and Address Of               Shares Bene-          Percent of
     Beneficial Owner                  ficially Owned        Common Stock
     -------------------               --------------        ------------
     Robert C. Schiff                    3,123,112              5.63
     Central Trust Building
     Cincinnati, Ohio 45202

     Fifth Third Bancorp                 3,503,834(1)           6.32%
     38 Fountain Square Plaza
     Cincinnati, Ohio 45263

(1) On February 18, 1998, the Corporation received a copy of a Schedule 13G filed by Fifth Third Bancorp with the Securities and Exchange Commission disclosing that on December 31, 1997, Fifth Third Bancorp and its 10 wholly-owned banking subsidiaries were the beneficial owners of 1,003,500 and 2,500,334 shares of the Corporation, respectively. Of those shares, it was reported that Fifth Third Bancorp and its subsidiary banks had sole voting power over 2,338,401 shares, shared voting power over 161,933 shares, sole investment power over 1,582,606 shares and shared investment power over 265,146 shares. The banking subsidiaries hold an additional 1,657,359 shares in fiduciary accounts with regard to which they have neither voting nor investment control, and beneficial ownership of which was disclaimed.

                       NOMINEES FOR ELECTION OF DIRECTORS

The Board of Directors of the Corporation is divided into three classes and each year the directors in one class are elected to serve terms of three years. Last year, the Board of Directors reduced the number of directors to sixteen by electing only four directors for three-year terms. As of the date of the Annual Meeting, the term of office of six of the remaining directors will expire. In order to fill the resulting vacancies and balance the number of directors in each class to the extent possible, it is intended that votes will be cast to elect as directors the following nominees: Michael Brown, John E. Field, William
R. Johnson, Robert C. Schiff, Alan R. Weiler (to serve for terms of three years or until their respective successors shall be elected) and John J. Schiff (to serve for a term of two years or until his successor shall be elected). Each of these nominees is presently serving as a director of the Corporation. The Board of Directors has no reason to believe that any of the above-mentioned nominees will refuse or be unable to accept the nomination. In the event, however, that any of the above nominees should refuse or for any reason be unable to accept the nomination, it is intended that the persons acting under the proxies will vote for the election of such person or persons as the Board of Directors may recommend.

        INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.

Nominees For Director For Term Ending 2001


                                             Office, Principal                        Shares                    Percent
                                          Occupation During Past                   Beneficially                   Of
                                            Five Years & Other                      Owned As Of                 Common    Director
       Name and Age                            Directorships                     February 1, 1998                Stock      Since
       ------------                       ----------------------                 ----------------               -------   --------
Michael Brown (62)              President & Gen'l Mgr., Cincinnati
                                Bengals, Inc. (professional football
                                team)                                                 63,670                     0.11       1980
John E. Field (64)              Vice Chairman & Agent, Wallace & Turner, Inc.
                                (insurance agency) Director, Western
                                Ohio Financial Corp.                                  60,720 (1)(10)(11)         0.11       1995
William R. Johnson (49)         President & Chief Operating Officer
                                and Director, H. J. Heinz Company                      1,224                       --       1996
Robert C. Schiff (74)           Chairman & Chief Exec. Officer, Schiff,
                                Kreidler-Shell, Inc. (insurance agency)            3,123,112 (6)(7)(8)           5.61       1968
Alan R. Weiler (64)             President, Chief Exec. Officer & Agent,
                                Archer-Meek-Weiler Agency, Inc. (insurance
                                agency); Director, Glimcher Realty Trust              13,237 (1)(13)             0.02       1992

Nominees For Director For Term Ending 2000
------------------------------------------
John J. Schiff (81)             Chairman of the Exec. Committee,
                                Cincinnati Financial Corp.; Chairman of
                                the Exec. Committee, Cincinnati Ins.
                                Co., a subsidiary of the Corporation (1)           1,712,775 (1)(9)              3.08       1968

Continuing Directors Whose Terms Expire in 2000
-----------------------------------------------
William F. Bahl (46)            President, Bahl & Gaynor, Inc.
                                (investment advisors)                                 59,665 (12)                0.11       1995
Kenneth C. Lichtendahl (49)     President, Chief Exec. Officer & Director,
                                Hudepohl-Schoenling Brewing Company, Inc.;
                                and Director, Glenway Financial Corp.                  3,307                     0.01       1988





Continuing Directors Whose Terms Expire in 2000 (Continued)
-----------------------------------------------------------
Jackson H. Randolph (67)        Chairman of the Board and Director
                                (former Chief Executive Officer until
                                1995), CINergy Corp.; Director, The
                                Union Light, Heat, Power Co., and PNC
                                Financial Corp.                                       11,025                     0.02       1986
John J. Schiff, Jr. (54)        Chairman of the Board, Cincinnati
                                Financial Corp.; Chairman of the Board,
                                Cincinnati Insurance Co., and Director (agent
                                until December 1996), John J. & Thomas R.
                                Schiff & Co., Inc. (insurance agency);
                                Director, Fifth Third Bancorp, Standard
                                Register Co., and CINergy Corp. (1)                2,018,235 (1)(2)(3)(4)(5)(9)  3.62        1968

Continuing Directors Whose Terms Expire in 1999
-----------------------------------------------
Richard M. Burridge (68)        Chairman of the Board, The Burridge Group,
                                Inc. (investment advisors); Director,
                                Lincoln National Income Fund, Advisory
                                and Convertible Securities Funds,
                                St. Joseph Light & Power Co., and
                                Ft. Dearborn Income Fund                               9,313                     0.02       1987
James G. Miller (60)            Chief Investment Officer & Senior Vice
                                President, Cincinnati Financial Corp.; Chief
                                Investment Officer & Senior Vice President-
                                Investments, Cincinnati Ins. Co., a subsidiary
                                of the Corporation                                   152,668 (9)                 0.27       1996
Robert B. Morgan (63)           President & Chief Exec. Officer,
                                Cincinnati Financial Corp.; Pres. &
                                Chief Exec. Officer, Cincinnati Ins.
                                Co., a subsidiary of the Corporation;
                                Director, Fifth Third Bancorp (1)                    552,517 (1)(9)              0.99       1978
Thomas R. Schiff (50)           Chairman of the Board, Chief Executive
                                Officer & Agent (President until
                                December 1996), John J. & Thomas R.
                                Schiff & Co., Inc. (insurance agency)              1,530,611 (2)(3)(4)(5)(9)     2.75       1975
Frank J. Schultheis (58)        President, Director & Agent,
                                Schultheis Insurance Agency, Inc.                      2,997 (1)(9)              0.01       1995
Larry R. Webb (42)              President, Director & Agent, Webb
                                Insurance Agency, Inc.                                36,140                     0.06       1979

All Directors and Executive Officers As A Group
 (17 Persons), Including Shares Listed Above                                       8,875,344                    15.94

---------------

  1)  Also a member of the Executive Committee of the Corporation.
  2) Includes 380,181 shares owned of record by a trust, the trustees of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.
  3) Includes 134,867 shares owned of record by a trust, the beneficiaries of which include John J. Schiff, Jr. and Thomas R. Schiff.
  4) Includes 34,903 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power.
  5) Includes 33,476 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.

  6) Includes 34,467 shares owned of record by the Schiff, Kreidler-Shell, Inc. pension plan, of which Robert C. Schiff is a trustee.
  7) Includes 84,108 shares owned of record by Schiff, Kreidler-Shell, Inc., which is owned by Robert C. Schiff.
  8) Includes 251,387 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff who share voting and investment power.
  9) Includes shares available within 60 days from exercise of stock options or conversion of debentures in the amount of 12,325 shares for Mr. Miller; 147,053 shares for Mr. Morgan; 132,667 shares for Mr. J. Schiff, Jr.; 14,564 shares for Mr. T. Schiff; 448 shares for Mr. Schultheis; and 20,040 shares for other executive officers.
  10) Includes 1,409 shares owned of record by Wallace & Turner, Inc., of which John E. Field is Vice Chairman.
  11) Includes 41,259 shares owned of record by a trust, the trustee of which is John E. Field, and 17,731 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field.
  12) Includes 415 shares owned of record by Bahl & Gaynor, Inc. of which William F. Bahl is a principal owner.
  13) Includes 2,240 shares available within 60 days from conversion of debentures owned of record by Archer-Meek-Weiler Agency, Inc., of which Alan R. Weiler is President and a principal owner.

Theodore F. Elchynski, age 61, Chief Financial Officer and Senior Vice President of the Corporation, has been designated by the Board of Directors as an executive officer of the Corporation for successive terms of one year since 1995.

Executive officers are elected at the annual meeting of the Board of Directors for terms of one year.

Each of the executive officers, and each of the nominees and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff is the brother of Robert C. Schiff and the father of John J.
Schiff, Jr. and Thomas R. Schiff.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Corporation met four times and the Executive Committee of the Board met five times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating Committees.

The Nominating Committee is composed of John J. Schiff, Jr., Michael Brown and Jackson H. Randolph, and the members of that committee met one time during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Corporation, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the Nominating Committee should write to the Secretary of the Corporation, giving the candidate's name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The Audit Committee is composed of Richard M. Burridge, Kenneth C. Lichtendahl, and Jackson H. Randolph and the members of that committee met two times during the last year. The functions of the committee include but are not limited to the following: recommendation to the full Board as to engagement or discharge of independent auditors, reviewing with independent auditors the plan and results of the audit engagement, reviewing the scope and results of the Corporation's internal auditing procedures and reviewing the adequacy of the Corporation's system of internal accounting controls.

The Compensation Committee is composed of Michael Brown, Kenneth C. Lichtendahl and William F. Bahl and the members of that committee met four times during the last fiscal year. The function of the committee is to set compensation for the members of senior management and the internal auditor of the Corporation and to administer the Corporation's stock option and performance-based compensation plans.

All directors attended at least 75% of the Board and committee meetings they were required to attend.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and 10% shareholders of the Corporation are required to report their beneficial ownership of the Corporation's stock according to
Section 16 of the Exchange Act of 1934. In January of 1997, it was discovered that Alan R. Weiler had failed to include certain shares in his Form 3 filed in 1992 and in his subsequently filed Form 4 filings. The shares in question are 2,440 shares deemed to be owned through conversion rights contained in $100,000 of the Corporation's convertible subordinated debentures owned of record by Archer-Meek-Weiler Agency, Inc., of which Mr. Weiler is President and principal owner. Amended filings were made in March of 1997.

In February of 1998, William F. Bahl filed a Form 5 which disclosed the distribution of 8,880 shares by a trust of which Mr. Bahl is trustee. Indirect beneficial ownership of those shares is imputed to Mr. Bahl because his sister is a beneficiary of the trust, and therefore the distribution should have been reported on a Form 4.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the Corporation were paid a fee of $4,500 per meeting for attendance at director's meetings and $1,500 per meeting for attendance at committee meetings of the Board and the Corporation's subsidiaries, fees for all meetings in any one day not to exceed $6,000. They were also reimbursed for actual travel expenses incurred in attending meetings.

EXECUTIVE COMPENSATION SUMMARY

The following table summarizes the compensation of the Corporation's Chief Executive Officer and the four most highly compensated executive officers for each of the Corporation's last three years.

----------------------------------------------------------------------------------------------------
                                      Summary Compensation Table (1)
----------------------------------------------------------------------------------------------------
                                                                  Annual                 Long-Term
                                                               Compensation            Compensation
                                                   -------------------------------------------------
                 Name and                                                                Options
                 Principal                Year           Salary           Bonus         (# Awarded
                 Position                                  ($)             ($)            Shares)
----------------------------------------------------------------------------------------------------
  Robert B. Morgan                        1997           728,713         527,933          30,000
  President & Chief                       1996           659,947         458,834          25,000
  Executive Officer                                                                       21,000(2)
                                          1995           576,056         399,105          20,000(2)
----------------------------------------------------------------------------------------------------
  John J. Schiff, Jr.                     1997           411,700         230,074          30,000
  Chairman,                               1996           373,786         199,814          25,000
  Board of Directors                                                                      21,000(2)
                                          1995           338,954         172,817          20,000(2)
----------------------------------------------------------------------------------------------------
  John J. Schiff                          1997           276,048          87,575
  Chairman, Executive Committee           1996           276,048          87,213
  Board of Directors                      1995           276,048          87,255
----------------------------------------------------------------------------------------------------
  Theodore F. Elchynski                   1997           196,382          97,913           2,500
  Chief Financial Officer                                                                  2,500
  Senior Vice President,                  1996           152,166          88,736           5,000
  Secretary & Treasurer                                                                    3,675
                                          1995           119,378          77,280           1,103
----------------------------------------------------------------------------------------------------
  James G. Miller                         1997           193,909         181,845           2,500
  Chief Investment Officer                                                                 2,500
  Senior Vice President                   1996           148,247         165,038           5,000
  Assistant Secretary &                                                                    3,675(2)
  Assistant Treasurer                     1995           133,357         143,630           3,500(2)
                                                                                           1,575
----------------------------------------------------------------------------------------------------

1) Pursuant to SEC rules, the column "Other Annual Compensation" was omitted because, in all cases, the amounts were less than the minimum required to be reported.
2) Options granted December 12, 1995, were revoked and replaced with options granted December 10, 1996, which included additional shares due to the 5% stock dividend paid in April, 1996.

STOCK OPTION PLANS

The following table contains information concerning grants of options to purchase the Corporation's common stock which were made to each of the named executive officers in 1997.

--------------------------------------------------------------------------------------------------------------------------------
                                                   Option Grants in Last Fiscal Year
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Potential Realizable
                                                                                                          Value at Assumed
                                                                                                           Annual Rates of
                                               % of Total                                                    Stock Price
                                                 Options                                                  Appreciation for
                               Options         Granted to        Exercise                                  Option Term(3)
                               Granted         Employees          Price          Expiration     --------------------------------
         Name               (# Shares)(1)       in 1997         $/Sh. (2)            Date              5% ($)           10% ($)
--------------------------------------------------------------------------------------------------------------------------------
B. Morgan                       30,000           13.76%            69.00           04/15/07        $1,301,800         $3,299,000
--------------------------------------------------------------------------------------------------------------------------------
John J. Schiff, Jr.             30,000           13.76%            69.00           04/15/07         1,301,800          3,299,000
--------------------------------------------------------------------------------------------------------------------------------
John J. Schiff                     -0-              --                --                 --                --                 --
--------------------------------------------------------------------------------------------------------------------------------
Theodore F. Elchynski            2,500            1.15%            67.38           04/05/07           105,900            268,500
                                 2,500            1.15%            69.00           04/15/07           108,500            274,900
--------------------------------------------------------------------------------------------------------------------------------
James G. Miller                  2,500            1.15%            67.38           04/05/07           105,900            268,500
                                 2,500            1.15%            69.00           04/15/07           108,500            274,900
--------------------------------------------------------------------------------------------------------------------------------

1) Options were granted April 5, 1997, and April 15, 1997. One third of each option becomes exercisable on the first anniversary of grant in 1998, an additional one third on the second anniversary in 1999, and the remainder on the third anniversary in 2000, so long as employment continues with the Corporation or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.
2) The option exercise price is 100% of the NASDAQ National market's closing price on the day prior to date of grant.
3) The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the Corporation's common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 1997 and the value of unexercised options at year-end for the Corporation's common stock.

--------------------------------------------------------------------------------------------------------------------------------
                           Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Value of
                                                                                   Number of                   Unexercised
                                                                                  Unexercised                 In-the-Money
                                                                                  Options at                   Options at
                                     Shares                                        12/31/97                     12/31/97
                                   Acquired on              Value              Exercisable (E)/             Exercisable (E)/
                                    Exercise              Realized             Unexercisable (U)            Unexercisable (U)
             Name                  (# Shares)                ($)                   (# Shares)                    ($)
--------------------------------------------------------------------------------------------------------------------------------
  Robert B. Morgan                    41,784              3,733,297             E     162,776                E    5,806,435
                                                                                U      60,666                U    3,954,979
--------------------------------------------------------------------------------------------------------------------------------
  John J. Schiff, Jr.                 10,600                273,904             E      78,288                E    3,763,562
                                                                                U      60,666                U    3,954,979
--------------------------------------------------------------------------------------------------------------------------------
  John J. Schiff                         -0-                    -0-             E         -0-                E          -0-
                                                                                U         -0-                U          -0-
--------------------------------------------------------------------------------------------------------------------------------
  Theodore F. Elchynski                  184                 10,470             E       3,812                E      224,117
                                                                                U      11,150                U      712,625
--------------------------------------------------------------------------------------------------------------------------------
  James G. Miller                      2,482                168,056             E       6,200                E      345,061
                                                                                U      11,335                U      722,592
--------------------------------------------------------------------------------------------------------------------------------

PENSION PLAN

The following table sets forth the estimated annual benefits payable from the Corporation's qualified noncontributory pension plan under various assumptions as to the employee's compensation level and years of service.

                          Qualified Pension Plan Table

                      Years of Service on December 31, 1997

            Average
        Annual Earnings           15               20                25                 30                35                40
        ---------------           --               --                --                 --                --                --
            $200,000            $21,600           $31,200          $40,800            $50,400            $60,000          $69,600

             150,000             20,250            29,250           38,250             47,250             56,250           65,250

             100,000             13,500            19,500           25,500             31,500             37,500           43,500

              75,000             10,125            14,625           19,125             23,625             28,125           32,625

              50,000              6,750             9,750           12,750             15,750             18,750           21,750

All the persons listed in the Summary Compensation Table, except John J. Schiff (whose accrued retirement benefit has already been paid) are participants in the plan. For purposes of computing retirement benefits under the Corporation's pension plan for the remaining individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 1997 qualifying under the plan and the years of service as of December 31, 1997, under the plan for those individuals are as follows: Theodore
F. Elchynski, $160,000 and 36 years; James G. Miller, $160,000 and 31 years; Robert B. Morgan, $160,000 and 32 years; and John J. Schiff, Jr., $160,000 and 11 years.

The normal retirement pension is computed as a single life annuity and is the sum of .009 per year of the employee's highest five-year average earnings for the first 15 years of service plus .012 per year of the employee's highest five-year average earnings for years 16 through 40. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1989, the Corporation adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of thirty-seven higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Corporation's qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee's highest five-year average annual earnings and years of service.

                          Supplemental Retirement Plan

                      Years of Service on December 31, 1997

              Average
          Annual Earnings            15                25               35               45
          ---------------            --                --               --               --

              $850,000             $133,977          $220,182         $306,931         $403,282

               750,000              115,227           188,932          263,181          347,032

               650,000               96,477           157,682          219,432          290,782

               550,000               77,727           126,432          175,682          234,532

               450,000               58,977            95,182          131,932          178,282

               350,000               40,227            63,932           88,182          122,032

               250,000               21,477            32,682           44,432           65,782

               150,000                4,077             3,982            4,432           13,882

               100,000                1,452             1,107            1,307            7,507


This Plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee's highest five-year average annual earnings below the integration level plus .0125 of the employee's highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee's employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.

All of the persons listed in the Summary Compensation Table, except John J. Schiff, are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings is defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 1997 as defined in the plan and the years of service as of December 31, 1997, for those individuals are as follows: Theodore F. Elchynski, $220,000 and 36 years; James G. Miller, $220,001 and 31 years; Robert B. Morgan, $828,460 and 32 years; and John J. Schiff, Jr., $468,053 and 11 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Corporation's Compensation Committee for 1997 were Michael Brown, Kenneth C. Lichtendahl and William F. Bahl. Lawrence H. Rogers, II, a former director, served as an advisor to the Committee.

During 1997, Michael Brown was the President and General Manager of Cincinnati Bengals, Inc., and John J. Schiff, Jr., Chairman of the Corporation's Board of Directors, was a director of Cincinnati Bengals, Inc. Mr. Schiff also served on the Compensation Committee of the Board of Directors of CINergy Corp., and Jackson H. Randolph, Chairman of CINergy Corp. served on the Corporation's Board of Directors.

John J. Schiff, Jr. was also a director and one of the principal owners of John
J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. Thomas
R. Schiff, also a director of the Corporation, was the Chairman of the Board and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc. During the year ended December 31, 1997, the Corporation's insurance affiliates paid John
J. & Thomas R. Schiff & Co., Inc. commissions of $2,851,987. Those commissions were paid at the same commission rates pursuant to the same agent's contract with the Corporation's insurance affiliates as other agents of those companies. John J. Schiff, Jr. and Thomas R. Schiff are brothers and their father is John
J. Schiff.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Corporation's Compensation Committee is charged with the duty of determining the compensation of the Corporation's internal auditor and members of senior management. It also administers and grants options under the Corporation's stock option plans and administers the Corporation's Incentive Compensation Plan, including options and performance bonuses to senior management.

It is the opinion of the Committee that senior management of the Corporation should receive compensation which will accomplish the following:
--  Attract and retain quality personnel.
--  Reinforce the attainment of the Corporation's performance objectives.
-- Align the interests of senior management with those of the Corporation's shareholders.
-- Encourage the members of senior management to acquire and retain the Corporation's stock.
--  Retain its status as a deductible expense for tax purposes.

A portion of total compensation is paid in the form of a fixed annual salary in an amount which the Committee feels sufficient to retain top quality executives. In determining the levels of compensation necessary to be competitive, the Committee reviews compensation paid by other property casualty and multiline insurance companies which constitute the Corporation's most direct competitors for executive talent. Senior management salaries are reviewed on an annual basis. In determining salary levels, the Committee considers changes in general economic conditions, including inflation, and changes in compensation paid by the Corporation's competitors. The Committee also seeks input from the Corporation's chief executive officer in setting salaries for senior management other than the CEO.

In December of 1997, the Corporation was added to the Standard & Poor's 500 Index and was assigned to the Property-Casualty Industry Group and has been added to that group index. Of the eight property-casualty and multiline companies which the Committee includes in the Corporation's competitor group for comparison purposes, five are also members of the Standard & Poor's Property-Casualty Index and one current and one former member of the competitor group are members of the Standard & Poor's Multiline Index. In view of the Corporation's recent addition to the Property-Casualty Index, this index has been added to the performance graph found below for comparison purposes and will replace the Multiline Index in future years.

A second component of compensation is paid in the form of a bonus, determined in light of the Corporation's performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Corporation's property and casualty insurance subsidiaries, but by a review of such factors as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that uncontrollable factors such as weather have on the financial indicators reviewed, the committee does not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The third component of compensation is awarded through the grant of stock options. The Compensation Committee considers the value attributable to the grant of options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging the ownership of the Corporation's shares, aligning the interests of senior management with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to senior management, it is the Committee's intent not only to reward senior management for services to the Corporation but to provide incentive for individual option holders to remain in the employ of the Corporation. Members of senior management are reviewed for stock option grants each year. In determining the appropriate value of options to be granted to senior management, the Committee reviews grants by the Corporation's competitors with the objective of providing the opportunity for competitive long-term compensation.

The Internal Revenue Service has limited the deductibility of compensation paid to the five most highly compensated members of senior management to one million dollars each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the exercise of options under the Corporation's Stock Option Plan No. V qualifies as performance-based compensation. A bonus plan was adopted by the Corporation in 1996 pursuant to which participants will be eligible to receive deductible bonuses if the Corporation meets certain performance goals. By granting a portion of an affected individual's bonus under that plan, the committee believes that all compensation paid to senior management should remain deductible by the Corporation.

The 1997 salaries contained in the Summary Compensation Table were established in October of 1996. Available information at that time regarding compensation paid by the Corporation's competitors was for the calendar year 1995. For that year, the salary and bonus of Mr. Morgan, President and Chief Executive Officer, was approximately 37% below the mean for CEO salaries and bonuses of the Corporation's competitors. Mr. Morgan's 1996 salary was increased by 10% which the Committee felt would fix his 1997 base salary at approximately 100% of the mean for 1995 base CEO salaries paid by the Corporation's competitors.

In determining the year-end bonus for senior management, including Mr. Morgan, the Committee reviewed an analysis of the total salary and bonus payable to senior management from 1991 through 1996. The Committee also reviewed available information regarding corporate performance for the first three quarters of 1997. At that time, profit from operations was projected to exceed the results for 1996 by over 40%. The efforts of management and the leadership of Mr. Morgan resulted in the continued growth in gross premium volume for the first nine months of 6.7%. Total expenses other than claims were steady, with employee efficiency remaining constant. The combined loss and expense ratio of the property and casualty insurance subsidiaries for the first three quarters had been held to 98.2%, far better than the industry average, and the ratings from A.M. Best Company for all insurance subsidiaries were renewed at their then current levels. The market price of the Corporation's stock had climbed 33% during the first three quarters. In light of all of these indicators, Mr. Morgan's cash bonus for 1997 was increased by 15% over that given in 1996.

On April 15, 1997, Mr. Morgan received an option for 30,000 shares of the Corporation's stock. The value of the grant, employing SEC evaluation procedures, was approximately 84% of the mean value of grants made by the Corporation's competitors to their chief executive officers during 1996.


                     Submitted by the Compensation Committee
            Michael Brown, Kenneth C. Lichtendahl and William F. Bahl

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Corporation's common stock compared to the Standard & Poor's 500 Index, the Standard & Poor's Multiline Insurance Index and the Standard & Poor's Property-Casualty Index.


                              Total Return Analysis
                             CFC vs. Market Indices
                               December 31 Totals

                        1992       1993      1994       1995     1996      1997
                        ----       ----      ----       ----     ----      ----
      CFC Index          100         89        88        119      128       280
      S&P Index          100        110       111        153      187       249
      S&P ML Index       100        112       118        172      208       326
      S&P P&C Index      100         98       103        139      169       241














                               OTHER TRANSACTIONS

John E. Field is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and a principal owner and Vice Chairman of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1997, the Corporation's insurance affiliates paid Wallace & Turner, Inc., commissions of $925,138.

Robert C. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is Chairman, Chief Executive Officer and principal owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1997, the Corporation's insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $2,477,040.

John J. Schiff, Jr. is Chairman of the Board and a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company and The Cincinnati Indemnity Company; and a director of The Cincinnati Life Insurance Company and CFC Investment Company. Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John
J. Schiff, Jr. and Thomas R. Schiff were principal owners and Thomas R. Schiff was Chairman of the Board and a director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1997, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc., commissions of $2,851,987.

Larry R. Webb is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1997, the Corporation's insurance affiliates paid Webb Insurance Agency, Inc., commissions of $700,015.

Alan R. Weiler is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1997, the Corporation's insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $1,506,428.

Frank J. Schultheis is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company, and a principal owner and President of Schultheis Insurance Agency, Inc. and a principal owner and Secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1997, the Corporation's insurance affiliates paid those agencies $2,388,424, $227,256 and $644,094, respectively.

In addition, on January 25, 1995, Salem Insurance Agency, Inc. purchased the assets of an insurance agency owned by CFC Investment Company, one of the Corporation's affiliated companies, for consideration totalling $2,290,730. On December 20, 1995, a partnership in which Mr. Schultheis is a 25 percent partner purchased the real estate occupied by the agency for the amount of $300,000. The selling price for the agency assets was determined by management of the Corporation, based upon an appraisal of the asset by a professional appraiser. The price for the real estate was determined through an appraisal obtained from an independent source. As part of the payment of the purchase price for the assets of the insurance agency, Salem Insurance Agency, Inc. executed two promissory notes totalling $1,850,000 and which bear interest at the prime rate of interest. By December 31, 1997, the principal balance of those notes had been reduced to $1,333,254.

The foregoing agencies are paid at the same commission rates and have the same agent's contract with the Corporation's insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Corporation's insurance affiliates.

             PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

At a meeting held on November 21, 1997, the Board of Directors of the Corporation voted to recommend to the shareholders that the number of authorized shares of common stock of the Corporation be increased by amending Article FOURTH of the Articles of Incorporation to read as follows (the "Amendment"):

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) and the par value of each share shall be Two ($2.00) Dollars."

The proposed Amendment will increase the authorized number of shares of stock of the Corporation with the par value of $2.00 from 80,000,000 to 200,000,000. If the proposed Amendment is adopted, it is anticipated that it will be filed with the Secretary of State of Ohio and become effective shortly after the Annual Meeting of Shareholders.

At a meeting held on February 7, 1998, the Board of Directors announced its intention to declare, subject to approval by shareholders of the Amendment, a 3-for-1 stock split, to be accomplished through a share dividend equal to 2 shares of common stock for each share of common stock outstanding, to common shareholders of record at the close of business on April 24, 1998

(the "stock split record date"). Shareholder approval of the increase in the number of authorized shares of common stock is required before the proposed 3-for-1 stock split will be declared, and if the Amendment is not approved by the Corporation's shareholders, the stock split cannot be effected. If the proposed Amendment is adopted, the proposed stock split would provide that each holder of shares of record as of the close of business on the stock split record date will receive two shares of common stock for each share owned.

Shares issued pursuant to the stock split will have the same rights as the shares of common stock currently outstanding. Upon the declaration of the stock split, appropriate adjustments will be made to stock options and stock conversion rights under the Corporation's subordinated convertible debentures. Shareholders' equity would be adjusted by transferring $2.00 for each share issued as a dividend from retained earnings to common stock outstanding.

Based on figures as of February 1, there were 23,448,978 shares of common stock that were authorized but unissued. If the Amendment is approved by shareholders, 113,102,044 of the 120,000,000 additional shares would be required to effectuate the 3-for-1 split of the common shares outstanding, leaving 30,346,934 shares authorized but unissued. 7,957,731 of these shares would be reserved for issuance pursuant to conversion rights under the Corporation's subordinated convertible debentures and for issuance upon exercise of the Corporation's outstanding stock options.

The Board of Directors believes that the proposed 3-for-1 split in the issued common stock would result in a market price that should be more attractive to a broader spectrum of investors, particularly individual investors. The Board of Directors also believes that it is desirable and in the best interests of the Corporation and its shareholders that there be a substantial number of authorized but unissued shares of common stock. Authorized but unissued stock is available for issuance from time to time for such purposes and consideration as the Board of Directors may determine, without necessarily requiring further action by the shareholders. Such common stock may also be used for various corporate purposes, including stock splits and dividends, acquisitions, public offerings and stock options and other employee benefit plans. Other than the shares that would be required to effectuate the stock split and for exercise of options and conversion of debentures, the Corporation's management has no present plans to issue any of the additional shares of common stock and there are no pending negotiations, discussions, agreements or understandings which would involve the issuance of the additional shares proposed to be authorized by the Amendment. There are no pre-emptive rights with regard to the Corporation's common shares.

The shares of common stock to be issued in connection with the split will be traded in the over-the-counter market. It is anticipated that the certificates for the new shares of common stock will be mailed to shareholders on or about May 15, 1998. EACH CERTIFICATE OUTSTANDING IMMEDIATELY PRIOR TO THE SPLIT WILL CONTINUE TO REPRESENT THE NUMBER OF SHARES SHOWN ON THE CERTIFICATE AND SHOULD BE RETAINED BY THE SHAREHOLDER.

The Corporation has been advised by its tax counsel that, under U.S. Federal Income Tax Laws, the receipt of additional shares of common stock as a result of the stock split will not constitute taxable income to the shareholders. In addition, the cost or other tax basis to a shareholder of each old share held immediately prior to the split will be divided equally among the three shares held immediately after the split, and the holding period for each of the three shares will include the period for which the corresponding old share was held.

Charges for brokerage commissions and any stock transfer taxes after the 3-for-1 split will probably be higher than in the case of the present common stock, assuming transactions of equivalent dollar amounts.

Adoption of the proposal to amend Article FOURTH of the Articles of Incorporation requires the affirmative vote of two-thirds (2/3) of the shares of the Corporation entitled to vote. The Board of Directors of the Corporation recommends adoption of the proposed Amendment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

As has been the Corporation's practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of Shareholders.

Representatives from Deloitte & Touche LLP which served as the Corporation's independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

                            SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Corporation. The Corporation has requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the Corporation has agreed to reimburse the reasonable out-of-pocket expenses incurred in connection therewith. In addition to solicitations by mail, regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone.

                              SHAREHOLDER PROPOSALS

The Corporation has not received any shareholder proposals to be presented at the 1998 Annual Meeting of Shareholders. Any shareholder who wishes a proposal to be considered for presentation at the 1999 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 1998.

                                 OTHER BUSINESS

The management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.



/s/ THEODORE F. ELCHYNSKI
Theodore F. Elchynski
Secretary

March 2, 1998

                                                                Account #

                                                                Number of Shares

                                     PROXY
                        CINCINNATI FINANCIAL CORPORATION
                 P.O. BOX 145496, CINCINNATI, OHIO, 45250-5496

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Schiff, Theodore F. Elchynski, and James G. Miller, or any one of them, with power of substitution, as Proxies, and hereby authorizes them to represent and to vote, as designed below, all the shares of Cincinnati Financial Corporation held of record on February 9, 1998, at the Annual Meeting of Shareholders to be held on April 4, 1998, or any adjournment thereof.

1. ELECTION OF DIRECTORS

                   [  ] FOR all nominees listed      [  ] WITHHOLD AUTHORITY
                        below (except as specified        to vote for all
                        to the contrary below)            nominees listed below

Michael Brown, John E. Field, William R. Johnson, Robert C. Schiff, and Alan R. Weiler (for terms of three years) and John J. Schiff (for a term of two year).

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

-----------------------------------------------------------------------------

2. Regarding the Proposal to amend the Articles of Incorporation to increase the Corporation's authorized shares.

   [  ] FOR the proposal    [  ] AGAINST the proposal    [  ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO INCREASE THE CORPORATION'S AUTHORIZED SHARES, AND FOR ALL NOMINEES LISTED.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return the proxy promptly using the enclosed envelope.
                                                                         1998
-----------------------        ---------------               ----------------
Signature                      Signature if held jointly     DATED

* Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.